Exhibit 10.2

Amendment to the

Employment Agreement between

Fraternity Federal Savings and Loan Association and Richard C. Schultze

WHEREAS, Fraternity Federal Savings and Loan Association (the “Bank”) and Richard C. Schultze (the “Executive) are parties to an amended and restated Employment Agreement dated as of September 2, 2013 (the “Agreement);

WHEREAS, the parties desire to modify the Agreement pursuant to Section 8.8 thereof to make certain changes the parties deem necessary and appropriate;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

First Change

Section 1.3(b) is revised to read as follows:

(b) The current term of the Agreement expires on September 2, 2017. On each September 2nd during the term of this Agreement, the term shall be extended for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months from the applicable anniversary date, unless either the Bank or the Executive gives proper written notice at least sixty (60) days prior to the anniversary date of their intention not to extend the Agreement for an additional year.

Second Change

Section 3(b) is revised to read as follows:

“Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Bank may terminate the Executive’s employment due to the Executive’s Disability (as defined below). For purposes of this Agreement, “Disability” shall mean a physical or mental condition due to which the Executive shall have been absent from his duties on a full-time basis for a twelve (12) consecutive month period. The Executive’s employment shall be deemed to have terminated as a result of Disability on the date provided in the notice of termination provided to the Executive by the Bank. The Executive shall not be considered Disabled, however, if the Executive has returned to employment on a full-time basis within thirty (30) days of receiving such notice. Upon termination of the Executive’s employment under this Section 3.1(b), the Bank shall continue to pay the Executive’s Base Salary for a period of six (6) months at its full rate and, thereafter, at the rate of two-thirds (2/3) of the Executive’s Base Salary through the earliest to occur of (i) the Executive’s death or (ii) the date on which the then current term of the Agreement would have expired but for the termination of the Executive’s employment pursuant to this paragraph 3.1(b); provided, however, that the amount of any payments by the Bank to the Executive under this Section 3.1(b) shall be reduced by the amount, if any, payable to the Executive during the same period under any disability benefit plan of the Bank covering the Executive at the time of his termination.”

Third Change

Clause (x)(1) of Section 3.4(e) is revised to read as follows:

“(1) any reduction of the Executive’s Base Salary, (unless the reduction is part of a company-wide restructuring of compensation)”

In all other respects, the terms of the Agreement are hereby ratified and confirmed. This Amendment may executed by the parties in counterparts.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of November 18, 2014.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ William D. Norton
Name:	William D. Norton
Title:	Chairman of the Compensation Committee of the Board of Directors

/s/ Richard C. Schultze
Richard C. Schultze